SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports a 29% Increase in Earnings for the Nine Months Ended March 31, 2003

Medway, MA, April 30, 2003 – Service Bancorp, Inc. (OTC:SERC) announced net income for the nine months ended March 31, 2003 of $1,153,000, or $0.72 per share (basic) and $0.71 per share (diluted), compared with $894,000, or $0.57 per share (basic) and $0.56 per share (diluted) for the same nine month period last year, an increase of $259,000, or 29%. Net income for the quarter ended March 31, 2003 was $423,000, or $0.26 per share (basic and diluted), compared with $198,000, or $0.13 per share (basic) and $0.12 per share (diluted) for the quarter ended March 31, 2002, an increase of 114%. Earnings for the quarter ended March 31, 2003 included nominal securities gains of $6,000 while the same quarter last year included net securities losses of $257,000.

The Company’s total assets increased $7.8 million, or 3%, to $283.0 million as of March 31, 2003 from $275.3 million as of March 31, 2002. Total loans increased $34.5 million, or 24%, to $179.9 million, reflecting strong demand for residential, commercial and home equity loans over the past year. The Company’s network of eight full-service banking offices provided an increase in core deposits of $19.5 million, or 17%, over last year which provided the opportunity to reduce higher cost certificate of deposits by $9.5 million.

The Company’s continued strong earnings results was directly attributed to favorable changes in the mix and growth of earning assets and resulting increase in net interest income. Average earning assets increased $14.0 million from $245.8 million for the quarter ended March 31, 2002 to $259.8 million for the same period this year. Average loans increased $34.0 million while lower yielding average investments were reduced $20.0 million. As a result, net interest income was $2,437,000 this quarter, an increase of $172,000, or 8%, over the same quarter last year.

The Company’s ability to control operating costs was again reflected in this quarter’s results. Non-interest expenses this quarter increased only $33,000, or less than 2% over the same quarter last year.

The provision for loan losses increased from $90,000 for the quarter ended March 31, 2002 to $150,000 this quarter, consistent with this year’s loan growth and reserve allocation requirements. As a result, the allowance for loan losses increased to .92% of loans outstanding as of March 31, 2003, compared with .79% a year ago.

Stockholders’ equity increased to $22.7 million, or $14.15 book value per share, at March 31, 2003 from $19.1 million, or $12.03 book value per share, at March 31, 2002 primarily due to earnings growth. The Company’s ratio of stockholders’ equity to total assets at March 31, 2003 was 8.01%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines.

The Company’s underwriting standards continue to result in strong credit quality in its commercial and residential loan portfolios. Non-performing assets were $307,000, or .11% of total assets at March 31, 2003 consistent with the low level of non-performing assets a year ago of $301,000, or .11% of total assets.

As of March 1, 2003, the Company took on a new direction in the financial services division. The Company hired Robert A. Matson as Vice-president and Director of the Financial Services Center at Strata Bank. Mr. Matson, who recently resigned as Director of the Company, has over 20 years of experienced in financial planning services and products. His certifications include Chartered Financial Consultant, Chartered Life Insurance Underwriter and Licensed Insurance Advisor.

Service Bancorp, Inc. serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to take advantage of opportunities to increase market share in these communities.

Service Bancorp, Inc. is the holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has limited service branches in Franklin at the Forge Hill Senior Living Community and in Worcester at Notre Dame du Lac Assisted Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial and Veribanc have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Download the Financial Report

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	March 31, 2003	June 30, 2002	March 31, 2002
Consolidated Balance Sheet Data:
Total assets	$283,018	$277,077	$275,259
Total loans, net of allowance for loan losses	179,943	150,847	145,471
Short-term investments	14,308	15,616	12,967
Other investments	71,882	91,720	98,654
Deposits	223,969	220,193	213,970
Borrowings	35,405	34,794	38,921
Stockholders' equity	22,671	20,365	19,129

Capital and Asset Quality Ratios and Other Data:
Stockholders' equity to total assets	8.01%	7.35%	6.95%
Book value per share	$14.15	$12.75	$12.03

Net income for the quarter ended	$423	$407	$198
Basic earnings per share for the quarter	$0.26	$0.26	$0.13

Non-performing assets to total assets	0.11%	0.14%	0.11%
Allowance for loan losses to loans	0.92%	0.83%	0.79%

Number of full-service offices	8	8	8
Number of limited-service offices	2	2	2

	Quarter Ended March 31,		Nine Months Ended March 31,
Consolidated Statement of Income:	2003	2002	2003	2002
Total interest income	$3,778	$4,020	$11,733	$12,122
Total interest expense	1,341	1,755	4,610	5,625

Net interest income	2,437	2,265	7,123	6,497
Provision for loan losses	150	90	420	225

Net interest income after provision for loan losses	2,287	2,175	6,703	6,272

Service charges and other income	342	348	1,032	1,041
Gain (loss) on securities available for sale, net	6	(257)	(21)	25

Total non-interest income	348	91	1,011	1,066

Total non-interest expense	2,001	1,968	5,993	5,972

Income before income taxes	634	298	1,721	1,366
Income taxes	211	100	568	472

Net income	$423	$198	$1,153	$894

Earnings per share:
Basic	$0.26	$0.13	$0.72	$0.57

Diluted	$0.26	$0.12	$0.71	$0.56

Weighted average shares:
Basic	1,606,410	1,587,447	1,602,662	1,583,652

Diluted	1,637,374	1,611,588	1,629,735	1,607,733

Performance Ratios:
Annualized return on average assets	0.62%	0.31%	0.56%	0.47%
Annualized return on average equity	7.68%	4.16%	7.18%	6.26%
Net interest spread	3.42%	3.29%	3.32%	3.21%
Net interest margin	3.77%	3.68%	3.69%	3.65%

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